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                                                                    EXHIBIT 99.1


[TCI LETTERHEAD]                                                     [AT&T LOGO]

NEWS RELEASE
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For Further Information:




Adele Ambrose, AT&T                                    Eileen Connolly, AT&T
908-221-6900/office                                    908-221-6731/office
888-602-5420/pager                                     888-602-5417/pager

LaRae Marsik/TCI                                       Katina Vlahadamis/TCI
303-267-5277/office                                    303-267-5659/office
888-788-1282/pager                                     800-209-5011/pager

                              AT&T AND TCI TO MERGE

 AT&T TO CREATE SEPARATELY TRADED UNIT TO PROVIDE CONSUMER COMMUNICATIONS
                           AND ENTERTAINMENT SERVICES

               AT&T'S SECOND QUARTER EARNINGS TO EXCEED ESTIMATES

FOR RELEASE WEDNESDAY, JUNE 24, 1998

         NEW YORK -- AT&T announced today that it has signed a definitive merger agreement with Tele-Communications, Inc. (TCI) for an all-stock transaction valued at approximately $48 billion. Under the agreement, AT&T will issue 0.7757 shares of AT&T common stock for each share of TCI Group Series A stock and
0.8533 shares of AT&T for each share of TCI Group Series B stock.

         Immediately following the merger, AT&T will combine its current consumer long distance, wireless and Internet services units with TCI's cable, telecommunications, and high-speed Internet businesses to create a new subsidiary - AT&T Consumer Services. The company will trade as a "letter" or "tracking stock" on the New York Stock Exchange and have a significant public ownership. AT&T will also issue separate tracking stock to holders of TCI's programming arm, Liberty Media Group, to continue the holders' interests in the assets now represented by those shares.

         Separately, AT&T announced that its second quarter earnings would exceed analyst estimates of 80 cents to 82 cents per share by 8 cents to 10 cents due to earlier

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and better than expected benefits from its on-going cost reduction efforts. The company anticipates 1998 earnings of $3.35 to $3.45 per share, adjusted for the effects of the company's pending merger with TCG.

AT&T Consumer Services

         AT&T Consumer Services will provide the broadest set of consumer communications services -- including local, long distance, wireless and international communications, cable television, dial-up and high-speed Internet access services -- all under the AT&T brand name.

         AT&T Consumer Services will own and operate the nation's most extensive, broadband local network platform. Following the merger, the new unit intends to significantly accelerate the upgrading of its cable infrastructure, enabling it to begin providing digital telephony and data services to consumers by the end of 1999, in addition to digital video services.

         "Today we are beginning to answer a big part of the question about how we will provide local service to U.S. consumers," said C. Michael Armstrong, chairman and CEO of AT&T.

         "We are merging with TCI not only for what it is but for what we can become together," Armstrong explained. "Through its own systems and in partnership with affiliates, AT&T Consumer Services will bring to people's homes the first fully integrated package of communications, electronic commerce and video entertainment services. And it will do it with the quality and reliability that people have come to expect from AT&T."

         "This merger is a tremendous growth opportunity for TCI's shareowners and employees," said John C. Malone, chairman and CEO of TCI. "As TCI continues the large-scale deployment of advanced digital set-top devices, AT&T's extraordinary brand and resources are ideal complements to TCI's broadband cable distribution and operations. AT&T Consumer Services will offer consumers a wide variety of entertainment, information and communications products, which thoughtfully address personal tastes, needs, choice and convenience."

         John D. Zeglis, currently president of AT&T, will be chairman and CEO of AT&T Consumer Services and will remain on the AT&T Board of Directors. Leo J. Hindery, Jr., currently president of TCI, will be the new unit's president and chief operating officer. Malone has agreed to become a member of the AT&T Board of Directors.

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         AT&T Consumer Services will provide its services to consumers through a combination of its own broadband networks and services it will procure from others, including AT&T. The new unit will include all of the cable television systems AT&T is acquiring in the merger with TCI, as well as AT&T's fixed wireless technology and related spectrum rights covering more than 90 percent of the nation. When the merger and pending TCI cable system transactions are complete, AT&T Consumer Services' wholly owned and affiliated cable systems will pass 33 million homes.

         In addition to these physical assets, AT&T Consumer Services will also include all elements of AT&T's existing consumer businesses, except network operations that it will procure from its parent. AT&T's consumer businesses include the nation's leading long distance services, with annual revenues of approximately $23 billion, and the most broadly available wireless services, with annual revenues greater than $3 billion.

         AT&T's consumer businesses include WorldNet, one of the industry's leading dial-up Internet access services. Through the acquisition of TCI, AT&T Consumer Services will also hold a controlling interest in the @Home Network, the leading provider of high-speed Internet access and content services. @Home currently has affiliate agreements with TCI and several major cable companies that collectively pass more than 50 million homes.

         On a pro forma basis, before considering synergies, the company projects that AT&T Consumer Services could have 1999 revenue of approximately $33 billion and earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $7 billion to $7.5 billion. AT&T and TCI anticipate their merger will result in increased revenue and lower costs, producing synergies of approximately $2 billion per year beginning three years after the merger closes. For example, the merger is expected to improve TCI's cable service penetration and improve customer retention for AT&T's consumer long distance service. It will also help reduce the charges AT&T pays to local telephone companies to handle long distance calls and allow both companies to reduce their respective customer care, billing and advertising expenses.

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Business Communications and Wholesale Networking Services

AT&T itself will remain the world leader in business communications services and become the leader in wholesale networking services. On a pro forma basis, the company projects its 1999 revenues from those businesses could exceed $29 billion and its EBITDA could reach approximately $12 billion. AT&T will continue to provide global communications, outsourcing and systems integration services to more than 15 million businesses and institutions. It will own and operate the world's most extensive and advanced communications network, the nation's largest wireless infrastructure, and, following the pending acquisition of TCG, a local access network reaching more than 250 cities from coast to coast.

         "AT&T is now better positioned for growth," said Armstrong. "When this transaction is completed, AT&T will be the undisputed leader in three of the fastest growing segments of the communications services industry consumer, business and wholesale networking services."

         Neither AT&T nor TCI anticipates any significant downsizing to result from the merger. Most AT&T and TCI employees will follow their jobs, and both companies have established senior management teams to ensure a smooth transition. In fact, both companies expect the merger and the creation of AT&T Consumer Services to accelerate their growth, significantly enhancing career opportunities for all employees involved.

         AT&T and TCI said that they expect the merger, which is contingent on regulatory and other approvals, to be tax-free to their respective shareholders and to close in the first half of 1999.

EDITOR'S NOTE: NEWS CONFERENCE - AT&T will hold a news conference at NOON EDT today at its world headquarters at 32 Avenue of the Americas in New York City. AT&T Chairman C. Michael Armstrong and TCI Chairman John C. Malone will co-host the news conference. Reporters who cannot attend can participate by calling in prior to noontime at 1-800-553-0351 in the U.S. or 1-612-332-1020 elsewhere. A replay of the news conference will be available for 48 hours starting at 4:00 p.m. EDT today at 1-800-248-7600 in the U.S. or 1-402-496-9635 elsewhere.

ANALYST CALL - Reporters can LISTEN ONLY to a briefing for analysts at 9:00 a.m. EDT today. The briefing will feature Armstrong and Malone as well as AT&T's chief financial officer, Daniel E. Somers. Leaders of the proposed new AT&T Consumer Services - John D. Zeglis, chairman and CEO, and Leo J. Hindery, Jr., president and COO - will also participate. Reporters in the U.S. can call 1-800-553-0272 or 1-612-332-1210 elsewhere.

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SATELLITE COORDINATES - A satellite feed of the news conference is available at the following coordinates: Ku band satellite TELSTAR 5, transponder 11. Downlink polarity, vertical; downlink frequency, 11929 Mhz; location, 97 degrees west.

         The foregoing are forward looking statements within the meaning of the Securities Act, including statements concerning future operating performance, AT&T's share of new and existing markets, and AT&T's revenue and earnings growth rates. Such forward looking statements, which are not a guarantee of performance, are subject to a number of uncertainties and other factors, that could cause actual results to differ materially from such statements, including the ability to realize potential synergies and integrate operations; competitive pressures, including the timing and level of RBOC entry into long distance; and the success and market acceptance of new products and services. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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